Exhibit 16.1

August 18, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE: Ener1, Inc.
       File No. 0-21138

We have read the statements that we understand Ener1, Inc. will include under Item 4.01 of Form 8-K to be filed regarding the recent change in the registrant’s certifying accountant. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

                                Kaufman, Rossin & Co.